EXHIBIT 23.1

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Blonder Tongue Laboratories, Inc.

We consent to the incorporation by reference in the Registration Statements of Blonder Tongue Laboratories, Inc. on Form S-3 (File No. 333-53045 ) and Form S-8 (File Nos. 333-15039, 333-52519, 333-37670, 333-96993, 333-111367 and 333-53045) of our report dated March 3, 2006 with respect to our audit of the consolidated financial statements and schedule of Blonder Tongue Laboratories, Inc. as of December 31, 2005 and for the year then ended appearing in the Annual Report on Form 10-K of Blonder Tongue Laboratories, Inc. for the year ended December 31, 2005. We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ Marcum & Kliegman LLP
Marcum & Kliegman LLP

New York, New York
March 30, 2006